Exhibit 5.1

May 19, 2020 Steel Partners Holdings L.P. 590 Madison Avenue, 32nd Floor New York, New York 10022

Re: Steel Partners Holdings L.P. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Steel Partners Holdings L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 500,000 units (the “Units”) of the Partnership’s common limited partnership units, no par value (the “Common Units”), reserved for issuance pursuant to the Partnership’s Amended and Restated 2018 Incentive Award Plan (the “A&R 2018 Plan”).

In connection with our opinion expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and statements of corporate officers of the Partnership, as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;
(b)	a copy of the Certificate of Limited Partnership of the Partnership, as amended to date, certified by an officer of the Partnership;
(c)	a copy of the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, certified by an officer of the Partnership;
(d)

a copy of the resolutions of the board of directors of Steel Partners Holdings GP, Inc., the general partner of the Partnership (the “General Partner”), adopting the A&R 2018 Plan, subject to approval by unitholders, certified by an officer of the Partnership;

(e)

a copy of the proxy statement for the Partnership’s 2020 annual meeting of limited partners, including the proposal adopted by unitholders of the Partnership on May 18, 2020 to approve the A&R 2018 Plan; and

(f)	a certificate of an officer of the Partnership, certifying as to the items in (b), (c) and (d) set forth above and certain other matters.

May 19, 2020

We have relied, to the extent we deem such reliance proper and applicable, upon certificates of public officials and, as to any facts material to our opinion, upon certificates and representations of officers of the Partnership and/or the General Partner. In rendering such opinion, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, and the accuracy and completeness of all public records examined by us. We have also assumed that (i) the Limited Partners will not participate in the control of the business of the Partnership and (ii) upon the issuance and delivery of any Common Units, the certificates for the Common Units (if any are issued) will conform to the terms of the Partnership Agreement and the form approved by the board of directors of the General Partner, and will have been duly countersigned and registered by the transfer agent and registrar therefor.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Common Units reserved for issuance pursuant to the Plan, as referenced above, have been duly authorized for issuance and sale pursuant to the Plan by all necessary limited partnership action of the Partnership, and when issued and delivered in accordance with the Partnership Agreement and the A&R 2018 Plan for such compensation as provided therein and duly recorded and registered in the name or on behalf of the recipients on the books of the transfer agent and registrar for the Common Units and the books and records of the Partnership in accordance with the A&R 2018 Plan and the Partnership Agreement, under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), the Common Units will be validly issued and recipients of the Common Units will have no obligation solely by reason of their ownership of Common Units or their status as limited partners of the Partnership to make further payments to the Partnership for their receipt of Common Units or contributions to the Partnership (except for their obligation to repay any funds wrongfully distributed to them).

The opinion expressed above is limited to questions arising under the Delaware Act. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

CJD:MT:KM:SL:KW:DYK

2